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                                                                   EXHIBIT 10.14
                             EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (hereinafter "this Agreement") is made as of the 19th day of April, 2000 by and between USS HOLDINGS, INC., a Delaware corporation (hereinafter "the Company"), and Roy D. Reeves, an individual residing at 304 Lake Circle Drive, Greenville, South Carolina 29602, (hereinafter "the Executive").

     WHEREAS, the Executive entered into a certain three-year employment agreement with Better Mineral & Aggregates Company ("Better Mineral"), a wholly owned subsidiary of the Company, dated as of even date herewith (the "Subsidiary Employment Agreement") in which the parties agreed to certain terms of employment;

     WHEREAS, pursuant to the Subsidiary Employment Agreement, the Company desires to employ the Executive as the President and Chief Operating Officer of Stone Materials Company, L.L.C. ("Stone Materials"), a wholly owned subsidiary of Better Mineral and the Executive desires to be so employed by the Company, on the terms and conditions set forth in the Subsidiary Employment Agreement and herein;

     NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth in the Subsidiary Employment Agreement and herein, the Company and the Executive hereby agree as follows:

     1.  Employment.  The Company hereby agrees to have Stone Materials employ
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the Executive, and the Executive hereby agrees to serve, as President and Chief
Operating Officer of Stone Materials. The Executive agrees to perform such duties and services as set forth in the Subsidiary Employment Agreement. The Executive further agrees to perform such duties and services under such term of employment as defined in the Subsidiary Employment Agreement.

     2.  Sales Bonus.  In addition to the salary, bonuses and other benefits set
         -----------
forth in the Subsidiary Employment Agreement, the Executive shall be entitled to the following:

         (a) If during the Term of Employment as that term is defined in the Subsidiary Employment Agreement, an IRR Event occurs as that term is defined in the Stockholders Agreement, the Executive, in recognition for his services, shall receive an amount equal to eight million dollars ($8,000,000.00), provided that the IRR Event recognizes an appreciation in the value of USS Holdings' Class A Common Stock such that the price at which USS Holdings' Class A Common Stock will be acquired will be at or in excess of one hundred (100) percent above the following target stock price in the year in which the IRR Event occurs:

                           Year           Price per Share
                           ----           ----- --- -----
                            2000              $84.77
                            2001              $109.91
                            2002              $132.22
                            2003              $152.83
                            2004              $171.66
                            2005              $191.72
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If the IRR Event prices USS Holdings' Class A Stock at less than one hundred
(100) percent above, but in excess of the above target stock price in the year in which the IRR Event occurs, the Executive shall receive an amount equal to the product of (i) the percent by which USS Holdings' Class A Common Stock price exceeds the above target stock price in the year in which the IRR Event occurs; and (ii) eight million dollars ($8,000,000.00).

          (b) The target stock price referred to in paragraph (a) above shall be adjusted if, at any time, the number of shares of Class A Common Stock outstanding is increased by a stock dividend payable in shares of Class A Common Stock or by a sub-division or split-up of shares of Class A Common Stock in a manner as determined in good faith by the Board of Directors of the Company so as to put the Executive in the same economic position as he was prior to such event. The target stock price referred to in paragraph (a) above should also be adjusted if, at any time, the Company engages in any capital reorganization, or any reclassification of the capital stock of the Company (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a stock dividend or sub-division, split-up or combination of shares) or the consolidation or merger of the Company with or into another person (other than a consolidation or merger in which the Company is the continuing corporation and which does not result in any change in the Class A Common Stock) or of the sale or other disposition of all or substantially all of the properties and assets of the Company as an entirety to any other person in a manner as determined in good faith by the Board of Directors of the Company so as to put the Executive in the same economic position as he was prior to the transaction. The provisions of this paragraph (b) shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales or other dispositions.

          (c) With respect to the payment described in Paragraph 2(a), in the event such payment, either alone or in combination with any other payments the Executive may receive under this Agreement, triggers liability under Section 280G and Section 4999 of the Internal Revenue Code of 1986, as amended, (the "Code"), the Company and the Executive agree to use their best efforts to take such actions as may be necessary to cause the stockholders of the Company to approve such payment in a manner complying with Code Section 280G(g)(5)(B), including without limitation providing information to the stockholders as required by Code Section 280G(b)(5)(B)(ii). In the event that the Company and the Executive are unable to obtain such stockholder approval, the Company and the Executive agree to use their best efforts to maximize the Company's ability to deduct such payment under Code Section 280G and to minimize the Executive's tax liability under Code Section 4999, except in no event shall the Executive be required to accept any payment that would be less than the payment the Executive would receive if full payment was made under Paragraph 2(a) of this Agreement and the Executive paid any excise tax due under Code Section 4999 on such payment. Moreover, the Company and the Executive agree to utilize the procedure set forth in Exhibit A to this Agreement.

     3.   Termination Following Change of Control.  If the Company terminates,
          ---------------------------------------
or causes Better Minerals to terminate, the Executive's employment following a Change in Control as that term is defined in Paragraph 4(f) of the Subsidiary Employment Agreement, the Company shall pay, or cause Better Minerals to pay, the Executive any payments due him under Paragraph 2(a) of this Agreement. Other than as specifically set forth in this Paragraph and under Paragraph 5(f) of the Subsidiary Employment Agreement, neither the Company nor Better Minerals shall

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have any further obligation to Employee in the event of the Executive's termination following a Change in Control.

     4.   Disputes.  In the event of any dispute between the parties hereto
          --------
arising out of or relating to this Agreement or the employment relationship, including, without limitation, any claims of discrimination, between the Company and the Executive, such dispute shall be settled by arbitration in Washington, D.C. in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association. Judgment upon the award rendered may be entered in any court having jurisdiction thereof.

     5.   Miscellaneous.
          -------------

          (a) Successors; Binding Agreement.  This Agreement and the obligations
              -----------------------------
of the Company hereunder and all rights of the Executive hereunder shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns, provided, however, that the duties of the Executive hereunder are personal to the Executive and may not be delegated or assigned by him. The Executive specifically agrees that the Company may assign this Agreement to any successor, provided that such successor agrees to assume the terms and conditions of this Agreement.

          (b) Notice.  All notices of termination and other communications
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provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or mailed by United States registered mail, return receipt requested, addressed as follows:

          If to the Company:

          USS Holdings, Inc.
          399 Park Avenue 32nd Floor
          New York, New York 10022
          Telephone:  (212) 207-6400
          Telecopier: (212) 207-6470
          Attention:  Donald G. Kilpatrick


          With a Copy to:

          Winthrop, Stimson, Putnam & Roberts
          One Battery Park Plaza
          New York, New York 10004
          Telephone:  (212) 858-1000
          Telecopier: (212) 858-1500
          Attention:  Kenneth E. Adelsberg, Esq.

          If to the Executive:

          Roy D. Reeves


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

          304 Circle Drive
          Greenville, South Carolina 29602

or to such other address as either party may designate by notice to the other, which notice shall be deemed to have been given upon receipt.

          (c) Governing Law.  This Agreement shall be governed by and construed
              -------------
in accordance with the laws of the State of West Virginia without regard to the conflict of law rules thereof.

          (d) Waivers.  The waiver of either party hereto of any right hereunder
              -------
or of any failure to perform or breach by the other party hereto shall not be deemed a waiver of any other right hereunder or of any other failure or breach by the other party hereto, whether of the same or a similar nature or otherwise. No waiver shall be deemed to have occurred unless set forth in writing executed by or on behalf of the waiving party. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

          (e) Validity.  The invalidity or unenforceability of any provision of
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this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall otherwise remain in full force and effect. Moreover, if any one or more of the provisions contained in this Agreement is held to be excessively broad as to duration, scope or activity, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent compatible with applicable law.

          (f) Survival.  The parties agree that the obligation and rights set
              --------
forth in Paragraph 4 of this Agreement shall survive the termination of this Agreement for any reason.

          (g) Counterparts.  This Agreement may be executed in several
              ------------
counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

          (h) Entire Agreement.  This Agreement and the Subsidiary Employment
              ----------------
Agreement set forth the entire agreement and understanding of the parties in respect of the subject matter contained herein, and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, Executive or representative of either party in respect of said subject matter.

          (i) Headings Descriptive.  The headings of the several paragraphs of
              --------------------
this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any of this Agreement.

          (j) Capacity.  The Executive represents and warrants that he is not a
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party to any agreement that would prohibit him from entering into this Agreement or performing fully his obligations hereunder.

                            [signature page follows]

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     IN WITNESS WHEREOF, the Company and the Executive have executed this
Agreement as of the date first written above.



USS HOLDINGS, INC.


     /s/ Donald G. Kilpatrick
By:  ____________________________________
     Donald G. Kilpatrick
     Vice President



ROY D. REEVES


/s/ Roy D. Reeves
_____________________________

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                                   EXHIBIT A
                                   ---------

Limitation on Payment
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          Notwithstanding any other provision of this Agreement, if following an
IRR Event, any portion of the payment set forth in Paragraph 2(a), any severance benefits or any other payment under this Agreement, or under any other agreement with or plan of the Company (in the aggregate "Total Payments") would constitute an "excess parachute payment," then the payments to be made to the Executive under this Agreement may, if approved by the Executive, be reduced such that the value of the aggregate Total Payments that the Executive is entitled to receive shall be one dollar ($1) less than the maximum amount which the Executive may receive without becoming subject to the tax imposed by Section 4999 of the Internal Revenue Code of 1986 (the "Code"), or which the Company may pay without loss of deduction under Section 280G(a) of the Code.

          However, the payments to be made to the Executive under this Agreement shall be reduced if and only if so reducing the payments results in the Executive receiving a greater net benefit than he would have received had a reduction not occurred and an excise tax been paid pursuant to Code Section 4999.

          For purposes of this Agreement, the terms "excess parachute payment" and "parachute payments" shall have the meanings assigned to them in Section 280G of the Code, and such "parachute payments" shall be valued as provided therein.

Procedure for Establishing Limitation on Payments in Connection with an IRR
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Event
-----

          Within sixty (60) days following an IRR Event and delivery of notice by the Company to the Executive of its belief that there is a payment or benefit due to the Executive which will result in an "excess parachute payment" as defined in Section 280G of the Code, the Executive and the Company, at the Company's expense, shall obtain the opinion of such legal counsel, which need not be unqualified, as the Executive may choose, which sets forth: (i) the
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amount of the Executive's "annualized includible compensation for the base period" (as defined in Code Section 280G(d)(1); (ii) the present value of the Total Payments; and (iii) the amount and present value of any "excess parachute payment." The opinion of such legal counsel shall be supported by the opinion of a certified public accounting firm and, if necessary, a firm of recognized executive compensation consultants. Such opinion shall be binding upon the Company and the Executive.

          In the event that such opinion determines that there would be an "excess parachute payment," the severance benefits hereunder or any other payment determined by such counsel to be includible in Total Payments may, if approved by Executive, be reduced or eliminated as specified by the Executive in writing delivered to the Company within thirty (30) days of his receipt of such opinion.

          The calculations, notices, and opinion provided for herein shall be based upon the conclusive presumption that (i) the compensation and benefits provided for herein; and (ii) any other compensation earned prior to the effective date of termination by the Executive pursuant to the Company's compensation programs (if such payments would have been made in the future in any event, even though the timing of such payment is triggered by the Change in Control), are reasonable.

          The Company shall pay any costs associated with obtaining the above opinion.

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